SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8‑K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT - May 29, 2014
(Date of Earliest Event Reported)

AK STEEL HOLDING CORPORATION
(Exact name of registrant as specified in its charter)

Commission File No. 1-13696

Delaware	31-1401455
(State of Incorporation)	(I.R.S. Employer Identification No.)

9227 Centre Pointe Drive West Chester, OH	45069
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (513) 425-5000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

❑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❑	Solicitation material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❑	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❑	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 29, 2014, the Management Development and Compensation Committee (the “Committee”) of the Board of Directors of AK Steel Holding Corporation (the “Company”) recommended, and the Board of Directors of the Company approved, several changes to the composition of the Company’s Senior Management.  These changes resulted from the ongoing review and implementation of the Company’s management development and succession planning program and are intended to continue to position the Company for long-term success.  The changes, all of which became effective as of May 29, 2014, include the promotion of three of the Company’s executive officers and the appointment of two new executive officers.

The executive officers who received promotions are as follows:

David C. Horn	Executive Vice President, Chief Legal and Administrative Officer and Secretary

Mr. Horn, age 62, was named the Company’s Executive Vice President, General Counsel and Secretary in May 2010. He was elected Senior Vice President, General Counsel and Secretary in January 2005.  Prior to that, he was elected Vice President and General Counsel in April 2001 and assumed the additional position of Secretary in August 2003.  Before joining the Company as Assistant General Counsel in December 2000, Mr. Horn was a partner in the Cincinnati-based law firm now known as Frost Brown Todd LLC.

Roger K. Newport	Senior Vice President, Finance and Chief Financial Officer

Mr. Newport, age 49, was named the Company’s Vice President, Finance and Chief Financial Officer in May 2012. He was elected Vice President, Business Planning and Development in May 2010.  Previously, he was Controller and Chief Accounting Officer of the Company, a position to which he was named in July 2004, following his appointment as Controller in September 2001.  Prior to that, Mr. Newport served in a variety of other capacities with the Company since joining it in 1985, including Assistant Treasurer and Manager, Financial Planning and Analysis.

Kirk W. Reich	Senior Vice President, Manufacturing

 Mr. Reich, age 46, was named Vice President, Procurement and Supply Chain Management in May 2012. He was elected Vice President, Specialty Operations in May 2010.  He previously was appointed General Manager, Middletown Works, in October 2006.  Prior to that Mr. Reich served in a variety of other capacities with the Company since joining it in 1989, including Manager, Hot Strip Mill at Middletown Works, Manager, Mobile Maintenance / Maintenance Technology, and General Manager, Mansfield Works.

The newly appointed executive officers of the Company are as follows:

Joseph C. Alter	Vice President, General Counsel and Chief Compliance Officer

Mr. Alter, age 37, was appointed Assistant General Counsel - Corporate and Chief Compliance Officer in December 2012. He was elected Corporate Counsel and Chief Compliance Officer in May 2011, having joined the Company in August 2009 as Corporate Counsel. Prior to joining the Company, he served as Corporate Counsel for Convergys Corporation and was an attorney in the Business Representation and Transactions group of the law firm Keating, Muething & Klekamp PLL.

Renee S. Filiatraut	Vice President, Litigation, Labor and External Affairs

Ms. Filiatraut, age 50, was appointed Assistant General Counsel - Litigation in December 2012. She joined the Company in March 2011 as Litigation Counsel. Before joining the Company, she was a partner in the law firm Thompson Hine LLP.

 To reflect their increased levels of responsibility and leadership in the Company, in connection with their promotions Messrs. Horn, Newport and Reich received adjustments to their respective total compensation packages.  Mr. Horn’s base salary was increased to $700,000 and the percentage of his base salary that will be paid upon achievement by the Company of performance goals at the target level under the Company’s annual Management Incentive Plan (“MIP”) and its Long Term Performance Plan (“LTPP”) was increased to 95%. Mr. Newport’s base salary was increased to $500,000 and the percentage of his base salary that will be paid upon achievement by the Company of performance goals at the target level under the MIP and LTPP was increased to 80%. In addition, pursuant to the terms of the Company’s Stock Incentive Plan (“SIP”), Mr. Newport received grants of 19,000 shares of time-vesting restricted stock and 36,500 stock options. Mr. Reich’s base salary was increased to $400,000 and the percentage of his base salary that will be paid upon achievement by the Company of performance goals at the target level under the MIP and LTPP was increased to 75%. In addition, pursuant to the terms of the Company’s SIP, Mr. Reich received grants of 15,500 shares of time-vesting restricted stock and 29,000 stock options. With respect to the disclosure required pursuant to Item 404(a) of Regulation S-K of the Securities Exchange Act of 1934, as amended, the section of the Company’s 2014 Proxy Statement, filed with the Securities and Exchange Commission on April 21, 2014, entitled “Related Person Transactions” is incorporated by reference herein.

Item 7.01	Regulation FD Disclosure.

On May 30, 2014, in connection with aforementioned changes to the composition of the Company’s Senior Management discussed under Item 5.02, the Company issued a press release, a copy of which is attached hereto and furnished herewith as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

	(d)	Exhibit:

		99.1	Press Release issued on May 30, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AK STEEL HOLDING CORPORATION

	By:	/s/ David C. Horn
David C. Horn
Secretary

Dated: May 30, 2014

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release issued on May 30, 2014